Exhibit 99.1

PRESS RELEASE

May 15, 2009

CRESCENT BANKING COMPANY

P.O. Box 2020, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, Fax (678) 454-2282

CRESCENT BANKING COMPANY

ANNOUNCES 1st QUARTER RESULTS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) announced today a net loss of $5.1 million, which represented a net loss per share on both a basic and fully diluted basis of $0.97, for the quarter ended March 31, 2009. In comparison, the Company had a net loss for the quarter ended March 31, 2008 of $1.9 million, which represented a net loss per share on both a basic and a fully diluted basis of $0.37. The Company’s net loss for the first quarter 2009 is largely attributable to the provision for loan losses during such period of approximately $2.7 million, a declining net interest margin, a $1.1 million valuation allowance against its deferred tax asset and expenses of $992,000 related to foreclosed properties. The Company’s net interest margin decreased from 2.37% for first quarter of 2008 to 1.00% for the first quarter 2009. The decrease in the net interest income was due to both the Federal Reserve decreasing interest rates 500 basis points since September 2007 and due to the Crescent Bank and Trust Company, the Company’s wholly owned subsidiary (the “Bank”), having to write-off approximately $714,000 in accrued interest on loans placed on non-accrual during the first quarter of 2009.

Don Boggus, the Company’s President and Chief Executive Officer, stated, “The economic environment we experienced in 2008 continues to have a significant impact on our asset quality and earnings. We took steps at the end of the first quarter to further reduce our overhead and streamline our operations. We reduced our work force by 10 staff members and most officers took a 10% cut in salary. Our senior management team took an additional 5% salary cut for a total cut of 15% since the third quarter 2008. We have also reviewed the management structure of the Company and as a result created and filled the position of Chief Risk Officer within the Bank. We believe this position brings additional strength to the management team during this challenging time.”

At March 31, 2009, the Company’s and Bank’s leverage capital and tier one to risk weighted asset ratios were considered to be above the “Adequately Capitalized” level by regulatory definition. However, both the Company and Bank’s total capital to risk weighted assets ratio fell below the “Adequately Capitalized” level. To be “Adequately Capitalized” an 8% total capital to risk weighted asset ratio must be maintained. At March 31, 2009, the Company and Bank’s total capital ratio was 7.44% and 7.77% respectively. While the Company has withdrawn its application to receive government assistance, it is actively pursuing a variety of strategic alternatives in order to increase its capital levels and to return to the “Well Capitalized”

category. The Company has engaged investment banking firms to assist in its efforts to raise additional capital. Mr. Boggus added, “While this time is challenging, especially for banks, we intend to continue to take steps that will preserve the long-term safety and soundness of our institution. The addition of new capital continues to be a priority for the Company.”

In addition to efforts to raise additional capital, the Company’s Board of Directors adopted an “Action Plan” in October of 2008. Under the Action Plan the Bank has:

➢	Improved its liquidity position to $183.0 million of cash and cash equivalents;
➢	Aggressively recognized and reserved for troubled assets;
➢	Reduced its concentrations in acquisition, development and construction loans;
➢

Reduced overhead, including senior management taking a 15% cut in salary, board members cutting their fees 33%, 10% cut in salary of other selected officers, the elimination of any bonus payments and overall staff reduction;

➢	Grown non-interest bearing deposit accounts;
➢	Reduced wholesale and broker deposits; and
➢	Conducted an outside assessment of management and staffing levels.

The ratio of the Company’s non-performing assets to total loans and other real estate was 7.82% at March 31, 2009, as compared to 2.87% at March 31, 2008, and 7.72% at December 31, 2008. The Company had $63.3 million of non-performing assets at March 31, 2009, comprised of $30.3 million of non-accrual and restructured loans and $33.0 million of foreclosed properties held in other real estate owned. The ratio of net charge-offs to average commercial banking loans outstanding was 2.77% for the quarter ended March 31, 2009 compared to 1.64% for the year ended December 31, 2008. The Company’s loan portfolio decreased by $9.3 million to $776.1 million at March 31, 2009.

Mr. Boggus stated, “We remain focused on aggressively identifying problem loans, and pursuing favorable resolutions of any issues associated with those problem loans. Additionally, we have aggressively pursued growth of our core deposits while reducing the Bank’s non-core deposits. It remains difficult to determine when and to what extent the financial industry and the market generally will recover. Until that recovery occurs, we expect to continue to face serious challenges going forward.”

About Crescent Banking Company

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $1.1 billion and consolidated shareholders’ equity of approximately $31.9 million, representing a book value of $5.96 per share, as of March 31, 2009. The Company has 11 full service offices, a loan production office and a corporate office, located in five counties in North Georgia. The Company had approximately 5.4 million shares of common stock outstanding at March 31, 2009. The Company’s common stock is quoted on the Nasdaq Capital Market under the symbol “CSNT”.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this Press Release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results’ performance or achievements of the Company to be materially different from the future results’ performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify forward-looking statements through our use of words such as “believe,” “intend,” “continue,” “hopeful” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements about: the Company taking an aggressive approach to charge-offs in its loan portfolio; the Company having strong liquidity; the Company taking steps to preserve its long-term safety and soundness; the Company’s ability to maintain its capital ratios at levels that will result in the Company being “well capitalized;” the Company’s ability to identify and favorably resolve credit issues in its loan portfolio; the Company’s ability to achieve growth in core deposits; and the Company’s ability to reduce overhead and implement other cost reductions measures; the Company’s ability to raise capital; and the Company’s ability to reduce its concentration in acquisition, development and construction loans.

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, the Company’s inability to properly manage its credit exposure; including, without limitation, any failure by the Company to identify and resolve credit problems, and/or to any failure to maintain adequate reserves to protect itself against any losses resulting from those credit problems; further deterioration of the Company’s asset quality, and/or greater deterioration in asset quality than presently anticipated by the Company; the Company experiencing further unanticipated charge-offs in the loan portfolio; the Company experiencing further net interest margin or other earnings pressures, or other developments, that would negatively affect the Company’s liquidity position; the Company’s inability to maintain certain capital levels; the Company’s inability to identify, implement and realize the anticipated benefits from current and future cost and overhead reduction measures; and those other risks and factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the captions “Special Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors,” and otherwise in the Company’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.